EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Forms S-1 of Octillion Corp. and Subsidiaries ("the Company") of our report dated November 27, 2007, on our audit of the consolidated balance sheets of Octillion Corp. and Subsidiaries as of August 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended and for the cumulative period from May 5, 1998 (inception) to August 31, 2007.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated November 27, 2007, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

March 12, 2008

Seattle, Washington